Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Kathy Galante	Kim Wittig	Daniel Watts
OSI Pharmaceuticals, Inc.	OSI Pharmaceuticals, Inc.	Pfizer Inc
Investor/Public Relations	Public Relations	Corporate Media Relations
631-962-2000	212-824-3204	212-733-3835
OSI PHARMACEUTICALS AND PFIZER ANNOUNCE PHASE IV MACUGEN®
(pegaptanib sodium injection) MAINTENANCE TRIAL IN NEOVASCULAR
AGE-RELATED MACULAR DEGENERATION (AMD)
Trial to Study Whether Use of Macugen Following Neovascular AMD Therapy Provides a
Balance in Long-term Safety and Efficacy
NEW YORK – June 26, 2006 – OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) and Pfizer Inc. (NYSE: PFE) today announced the initiation of LEVEL (EvaLuation of Efficacy and safety in maintaining Visual acuity with sEquential treatment of neovascuLar AMD), a Phase IV trial that will explore the safety and efficacy of Macugen® (pegaptanib sodium injection) as a maintenance therapy for patients who have received prior neovascular AMD treatment and experienced improvement in macular disease. The 54-week trial, comprising up to 1000 patients at 100 sites across the country, is scheduled to enroll its first patient today.
Neovascular AMD is a chronic, progressive disease that may require ongoing management. Nearly 70,000 patients have already been treated with Macugen, which offers proven efficacy and safety for up to two years in the treatment of neovascular AMD with six-week dosing. Safety may be an important consideration when choosing a maintenance therapy. According to retrospective Medicare data presented at the annual meeting of the Association for Research in Vision and Ophthalmology, patients with neovascular AMD are typically older, with significantly more co-morbid conditions such as hypertension, diabetes, lipid disorders, stroke and heart attack than those who do not have neovascular AMD.
“Armed with a growing number of treatment options, we should explore new regimens that may be capable of providing beneficial patient outcomes while addressing long-term safety and dosing considerations,” said Thomas R. Friberg, MS, MD, Professor of Ophthalmology and Bioengineering University of Pittsburgh Medical Center and a lead investigator in the LEVEL trial. “For example, clinical data suggest that a non-selective anti-VEGF-A therapy can improve vision in a significant portion of patients and that this improvement may stabilize after a few injections. It makes sense to study whether these gains can also be maintained using a selective anti-VEGF therapy.”

Neovascular AMD research suggests that the chronic suppression of VEGF (vascular endothelial growth factor) may be important in minimizing the risk of recurrent macular swelling and bleeding that may result in irreversible vision loss. By specifically targeting and suppressing VEGF 165, Macugen has been shown to reduce blood vessel growth and preserve vision by slowing vision loss. In addition, Macugen has an excellent long-term safety profile that has been evaluated in controlled clinical trials up to two years. Patients were then followed for a third year of treatment in an uncontrolled extension study.
“The introduction of anti-VEGF therapy marked a new era in the management of neovascular AMD, yet we still have much to learn,” said Anthony P. Adamis, M.D., Chief Scientific Officer, (OSI) Eyetech. “Macugen has proven efficacy and safety. The LEVEL trial will provide further insight into Macugen’s potential role in new treatment regimens for neovascular AMD.”
LEVEL STUDY DESIGN
In this open label, multi-center trial, subjects must have had at least one, but no more than three treatments for neovascular AMD within 30 to 120 days prior to study entry leading to an improvement in macular disease. Macugen will be administered once every six weeks for 48 weeks. Booster treatment with additional neovascular AMD therapy may be employed if the investigator believes macular disease has progressed.
The primary endpoint is the percentage of subjects who remain at baseline vision or gain (>0 lines) vision from baseline to 54 weeks. Secondary endpoints include the percentage of subjects maintaining or gaining one, two and three lines of visual acuity at week 54 compared to pre-enrollment baseline vision (treatment initiation baseline); the mean change of visual acuity from baseline to Week 54; the percentage of subjects losing less than three lines of vision at 54 weeks; and anatomical outcomes on fluorescein angiography and optical coherence tomography.
About Age-Related Macular Degeneration
AMD is a chronic, progressive disease of the central portion of the retina called the macula, resulting in the loss of central vision. The most common symptoms are a central blurred or blank spot, distortion of objects or simply blurred vision. Peripheral vision usually remains intact. AMD is classified into two forms: atrophic, referred to as dry AMD, and neovascular or wet AMD.
In neovascular AMD, abnormal blood vessels grow and leak into the macula, resulting in loss of vision. Neovascular AMD is the more severe form of the disease and progresses more rapidly than the dry type. Although it accounts for only about 10-15 percent of all macular degeneration cases, neovascular AMD is responsible for 90 percent of blindness caused by the disease.
About Macugen
Macugen, a selective inhibitor of VEGF 165, is indicated in the United States for the treatment of neovascular age-related macular degeneration (neovascular AMD) and is administered in a 0.3-mg dose once every six weeks by intravitreal injection. Macugen is a pegylated anti-VEGF aptamer, which binds to vascular endothelial growth factor (VEGF). VEGF is a protein that plays a critical role in angiogenesis (the formation of new blood vessels) and increased permeability (leakage from blood vessels), two pathological processes that contribute to the vision loss associated with neovascular AMD.

Macugen has been approved by regulatory authorities in the United States, European Union, Canada, Brazil, Argentina, Peru, Pakistan, the Philippines and Switzerland, with filings submitted in 14 other countries. OSI and Pfizer Inc. co-promote Macugen in the United States. OSI has granted Pfizer the exclusive rights to commercialize Macugen in countries outside the United States pursuant to a royalty-bearing licensing agreement. Macugen is now available in the United States, Canada, United Kingdom, Germany, Sweden, Finland, Ireland, Austria, Philippines and Pakistan.
For full prescribing information about Macugen, please visit http://www.macugen.com/.
Important Safety Information
Macugen is contraindicated in patients with ocular or periocular infections or with known hypersensitivity to pegaptanib sodium or any other excipient of this product.
Safety or efficacy of Macugen beyond two years has not been demonstrated.
Intravitreal injections including those with Macugen have been associated with endophthalmitis. Proper aseptic injection technique — which includes use of sterile gloves, a sterile drape, and a sterile eyelid speculum (or equivalent) — should always be utilized when administering Macugen. In addition, patients should be monitored during the week following the injection to permit early treatment, should an infection occur.
Increases in intraocular pressure (IOP) have been seen within 30 minutes of injection with Macugen. Therefore, IOP as well as the perfusion of the optic nerve head should be monitored and managed appropriately.
Serious adverse events related to the injection procedure occurring in <1% of intravitreal injections included endophthalmitis, retinal detachment, and iatrogenic traumatic cataract.
Most frequently reported adverse events in patients treated for up to two years were anterior chamber inflammation, blurred vision, cataract, conjunctival hemorrhage, corneal edema, eye discharge, eye irritation, eye pain, hypertension, increased IOP, ocular discomfort, punctate keratitis, reduced visual acuity, visual disturbance, vitreous floaters, and vitreous opacities. These events occurred in approximately 10% to 40% of patients.
Rare cases of anaphylaxis/anaphylactoid reactions, including angioedema, have been reported in postmarketing experience following the intravitreal administration procedure.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products that extend life or improve the quality of life for patients with cancer, eye diseases, and diabetes. The Company operates through three business teams, (OSI) Oncology, (OSI) Eyetech and (OSI) Prosidion. (OSI) Oncology is focused on developing molecular targeted therapies designed to change the paradigm of cancer care. (OSI) Eyetech specializes in the development and commercialization of novel therapeutics to treat diseases of the eye. (OSI) Prosidion is committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva(R) (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-

small cell lung cancer and pancreatic cancer patients. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world. Macugen(R) (pegaptanib sodium injection) is approved in the United States for the treatment of neovascular age-related macular degeneration. OSI commercializes Macugen in partnership with Pfizer Inc. For additional information about OSI, please visit http://www.osip.com.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.
About Pfizer Inc
Pfizer Inc discovers, develops, manufactures and markets leading prescription medicines for humans and animals as well as many of the world’s best-known consumer brands. Pfizer Ophthalmics, a division of Pfizer Inc., is committed to preserving sight and eliminating preventable blindness through the discovery and development of treatments for eye diseases. Pfizer Ophthalmics supports patients who are at risk of blindness or suffering from vision impairment and the health care professionals who treat them. Its current product line includes the most prescribed treatment to lower elevated eye pressure in patients with ocular hypertension (abnormally high eye pressure) or open-angle glaucoma. In collaboration with OSI Pharmaceuticals, the division also includes a treatment for neovascular age-related macular degeneration. For more information about Pfizer, please visit http://www.pfizer.com.
PFIZER DISCLOSURE NOTICE
The information in this release is as of June 26, 2006.
Pfizer assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events or developments.
This release contains forward-looking information about certain potential benefits of Macugen that involves substantial risks and uncertainties. Such risks and uncertainties include the uncertainties inherent in clinical trials, competitive developments and other risks and uncertainties set forth in Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and in its reports on Form 10-Q and Form 8-K.
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